Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (333-277351) of our reports dated July 23, 2026, relating to the consolidated financial statements of Akso Health Group (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended March 31, 2026.

/s/ CHI-LLTC

July 23, 2026